Exhibit 99

Contact:	Richard Wasielewski Nortech Systems Incorporated (952) 345-2244 or Warren Djerf Brookside Communications Group 952-920-3908 or warren@brookcomm.net

Nortech Systems’ Announces Leadership Changes

MINNEAPOLIS — December 12, 2013 — Nortech Systems Incorporated (NASDAQ: NSYS) released the following statement:

In a planned transition, Nortech Systems Incorporated (NSYS) announced today that Michael J. Degen will retire as chief executive officer on January 1, 2014, and become executive chairman of Nortech’s board. Richard G. Wasielewski will be named president and chief executive officer and board member effective January 1, 2014. Also on January 1, Nortech’s current director of finance Paula Graff will be promoted to vice president and chief financial officer.

Wasielewski has served as president and chief operating officer since February 2013. He joined Nortech Systems in 2004 as vice president and chief financial officer and was named a senior vice president in 2008. During his tenure, Wasielewski’s responsibilities increased to include managing acquisitions, strategic planning and providing leadership for all Nortech operations.

“I’m grateful to Mike and the board of directors for showing confidence in me with this opportunity to lead Nortech and build on our solid foundation,” Wasielewski said. “We have a strong leadership team, with dedicated and committed employees serving the medical, defense and industrial EMS markets. There is exciting potential for growth and expansion.”

Degen started with Nortech Systems in 1998 as a director; he was named president and CEO in 2002. Under his leadership, the company expanded its manufacturing footprint and service offering by acquiring additional operations in the United States and Mexico. During his tenure, sales increased 76 percent, to $106.9 million last year. Degen also championed two major corporate initiatives — FOCUS/lean manufacturing and integrated business process management. These initiatives are key to Nortech’s profitable growth strategy by instilling best practices and eliminating waste in core processes across all disciplines.

“I’m pleased with how well everyone at Nortech worked together to strengthen the company’s infrastructure and build a collaborative culture during some challenging economic times and while integrating our acquisitions,” commented Degen.

Paula Graff joined Nortech Systems in May as the director of finance. “During her time at Nortech, Paula has already established herself as a key member of the leadership team,” Wasielewski remarked. “A proven track record in finance and sterling qualifications make Paula extremely well-prepared for this important CFO role.”

Before joining Nortech Systems, Graff was a consultant with Experis, a division of Manpower, Inc. Previously, she gained extensive finance experience with Munsingwear, Ecolab and The Toro Company. Graff earned her CPA after graduating from the University of Minnesota with a bachelor of science degree in accounting. Graff currently serves on the board of the Minnesota Adoption Resource Network.

About Nortech Systems, Incorporated
Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries. Markets served include industrial equipment, aerospace/defense and medical. The company has manufacturing capabilities in the U.S. and Latin America. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements
This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.